EXHIBIT 99.1
HARTVILLE GROUP, DEBENTURE HOLDERS, REACH AGREEMENT RELATED TO
SHARE REGISTRATION
FOR IMMEDIATE RELEASE

Contact:	Matthew Hayden Hayden Communications (843) 272-4653
Canton, Ohio (Business Wire) – October 25, 2005 — Hartville, Group, Inc. (OTC BB: HTVL), a provider of pet insurance, today announced it has reached a waiver agreement with the Holders of Hartville’s two year Convertible Debentures due November 11, 2006. The Company had a deadline for registering for resale the shares underlying the convertible debentures and attached warrants by September 30, 2005.
The Debenture Holders have agreed to waive all of the Company’s registration obligations until the maturity of the debentures in November 2006, provided that the Company use its “best efforts” to cause the underlying shares to be registered as soon as possible. Any prior rights of the Debenture holders to demand repayment before maturity, through either prepayment or a liquidation of assets, are effectively no longer available. In exchange for this waiver, the Company has granted the Holders new “payment in kind” (PIK), convertible debentures, which effectively increase the future interest rate from the original prepaid 7% coupon, to a prepaid 15% rate. These new debentures are convertible into the Company’s stock at $.20 per share. In addition to the PIK debentures, the Company also agreed to reset the exercise price of the warrants associated with the original debentures to $.01 per share, as well as granting new warrants related to the PIK debentures at the same exercise price. No adjustment was made to the conversion price of the original debentures, currently set at $.75 per share. Assuming that all of the convertible debentures are converted to common stock and all warrants are exercised, the Company’s outstanding shares would be approximately 43 million shares, an increase of 11 million shares as a result of this agreement.
“We are pleased to have reached this agreement, allowing Hartville to put this challenging event behind us, remove the overhang associated with delayed registration and allow us to focus on building the business,” commented Dennis C. Rushovich, Hartville’s chief executive officer. “We remain committed to work diligently to meet our obligations and capitalize on opportunities as we move the business in a positive direction.”
About Hartville Group, Inc.
Hartville Group, Inc. (Hartville Group) is a holding company whose wholly owned subsidiaries include Hartville Re Ltd. (Hartville) and Petsmarketing Insurance.com Agency, Inc. (the Agency). Hartville is a reinsurance company that is registered in the Cayman Islands, British West Indies. Hartville was formed to reinsure pet health insurance that is being marketed by the Agency. The Agency is primarily a marketing/administration company concentrating on the sale of its proprietary health insurance plans for domestic pets. Its business plan calls for introducing its product effectively and efficiently through a variety of distribution systems. The Company accepts applications, underwrites and issues policies.
Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially

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from those projected, anticipated or implied. The most significant of these uncertainties are described in the Company’s Form 10-K, Form 8-K and Form 10-Q reports. The Company undertakes no obligation to update or revise any forward-looking statement.

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